Execution Version

LETTER OF CREDIT REIMBURSEMENT AGREEMENT

LETTER OF CREDIT REIMBURSEMENT AGREEMENT, dated as of October 7, 2026 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among and between TEXAS CRITICAL DATA CENTERS LLC, a Delaware limited liability company (the “Guarantor”) and TCDC POWERCO LLC, a Delaware limited liability company (the “Applicant” and together with the Guarantor, the “Obligors”) and MACQUARIE BANK LIMITED (ABN 46 008 583 542) (the “Bank”).

W I T N E S S E T H:

WHEREAS, the Applicant is a party to that certain Power Purchase Agreement, dated as of September 17, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “PPA”), with Luminant ET Services Company LLC (the “Beneficiary”);

WHEREAS, pursuant to Section 8.1 of the PPA, the Applicant is required to provide credit support to the Beneficiary in the form of a letter of credit in order to secure the Applicant’s payment and performance obligations under the PPA;

WHEREAS, in consideration of the issuance by a Correspondent Bank, on behalf of the Bank and at the request of the Applicant, of the Letter of Credit in favor of the Beneficiary for the account of the Applicant, the Applicant has agreed to reimburse the Bank for drawings under the Letter of Credit and to perform the other obligations set forth herein;

NOW, THEREFORE, each Obligor and the Bank hereby agree as follows:

1.
Definitions. As used herein, the following terms shall have the following meanings:
“Applicant” has the meaning specified in the first paragraph of this Agreement.
“Agreement” means this Letter of Credit Reimbursement Agreement.
“Bank” means Macquarie Bank Limited, its assigns and successors in interest.
“Beneficiary” has the meaning specified in the recitals.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
“Buyer” has the meaning specified in the recitals.
“Cash Collateral” has the meaning set forth in the Security Agreement.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means the occurrence of any of the following events:
(d)
Parent ceases to own and control directly or indirectly 100% of the Equity Interests in the Applicant;
(e)
Guarantor ceases to own and control directly or indirectly 100% of the Equity Interests in the Applicant;
(f)
after the date hereof, any person or group of persons (within the meaning of Section 13(d) or 14(a) of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 50% or more of the voting Equity Interests of either Obligor; or
(g)
after the date hereof, any person or group of persons acquires the power, directly or indirectly, whether or not exercised, to control or direct the board of directors or cause the direction of the management or policies of either Obligor, whether through ownership of Equity Interests, by contract, arrangement, understanding or otherwise.
“Correspondent Bank” means each bank (other than the Bank) who issues, confirms, advises or otherwise handles a Letter of Credit by arrangement with, or on behalf of, the Bank.
“Credit Agreement” means that certain Term Loan Agreement, dated as of April 8, 2026, among the Parent as borrower, the Guarantor, the Applicant, Macquarie Equipment Capital Inc. as Administrative Agent and the lenders party thereto.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Discharge Date” means the date on which (h) all Obligations payable under this Agreement, the Security Agreement and any other related document shall have been indefeasibly paid and satisfied in full in cash (other than unasserted contingent payment obligations and any indemnification provisions that by their nature expressly survive the termination of this Agreement), and (i) the Letter of Credit shall have been returned to the Bank for cancellation or otherwise terminated in accordance with its terms.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock, limited liability company or membership interests, partnership interests or other equity interests of (or other ownership or profit interests in) such Person, or beneficial interests in such Person if such Person is a trust, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock, limited liability company or membership interests, partnership interests or other equity interests of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock, limited liability company or membership interests, partnership interests or other equity interests of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares, limited liability company or membership interests, partnership interests or other equity interests (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and all securities containing profit participation features, equity appreciation rights, phantom equity rights or other similar rights and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“Event of Default” has the meaning set forth in paragraph 3(d).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” has the meaning set forth in paragraph 3(b).
“FATCA” has the meaning assigned in the Credit Agreement.
“Full Collateral Amount” has the meaning set forth in paragraph 8(a).
“Fronting Fees” has the meaning set forth in paragraph 4(a).
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Guaranteed Obligations” has the meaning set forth in paragraph 20(a).
“Indebtedness” means, without duplication, (j) all obligations of the Obligors for borrowed money, (k) all obligations of the Obligors evidenced by bonds, debentures, notes or other similar instruments, (l) all obligations of the Obligors in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) and (m) all guarantees by the Obligors of indebtedness of others.
“Instrument” means any draft, receipt, acceptance, teletransmission (including but not limited to telex or SWIFT) or other written demand for payment under any Letter of Credit.
“ISP98” means the International Standby Practices (or any subsequent revision thereof) issued by the International Chamber of Commerce to facilitate the use of standby Letter of Credit.
“Interest Rate” means 12% per annum.
“L/C Fees” has the meaning set forth in paragraph 4(b).

“Letter of Credit” means the irrevocable, transferable standby letter of credit in the amount of $116,000,000 issued by a Correspondent Bank on behalf of, and for the account of, the Bank in the form required by the PPA upon the Applicant’s request, as the same may be amended from time to time, and any and all renewals, extensions and replacements thereof and therefor; provided, any transfer of the Letter of Credit shall be permitted under the PPA and subject to the Bank’s “know-your-customer” requirements.
“Material Adverse Effect” means (n) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Obligors or any of their Subsidiaries; (o) a material adverse effect on (i) the ability of the Obligors, taken as a whole, to perform their Obligations or obligations under this Agreement and the Security Agreement, (ii) the legality, validity, binding effect or enforceability against the Obligors of this Agreement or the Security Agreement or (iii) the rights, remedies and benefits available to, or conferred upon, the Bank under this Agreement or the Security Agreement; or (p) a material adverse change in, or a material adverse effect upon, the enforceability or priority of the Bank’s security interest in the Cash Collateral.
“Obligations” means any and all obligations and liabilities of the Obligors under or in connection with this Agreement, the Security Agreement and/or the Letter of Credit, and all renewals and/or extensions of any of the foregoing, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against the Obligors or any affiliate thereof of any proceeding under any bankruptcy or insolvency laws naming such Obligor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Parent” means New Era Energy & Digital Inc., a Delaware corporation.
“PPA” has the meaning specified in the recitals.
“Property” means goods (including inventory and equipment), money, chattel paper (whether tangible or electronic), documents, letters and advices of Letter of Credit, Letter of Credit rights (whether or not the Letter of Credit is evidenced by a writing), instruments (including promissory notes), investment property, securities, accounts, deposit accounts, general intangibles and payment intangibles, software, tax refund claims and supporting obligations and any right or interest therein, any additions or accessions thereto, and the proceeds thereof, together with all goods represented by, and all insurance policies covering, any Property.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“SEC” means the Securities and Exchange Commission, or any governmental authority succeeding to any of its principal functions.
“Security Agreement” has the meaning set forth in paragraph 8.
“Solvent” means, as to any Person as of any date of determination, that on such date (q) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (r) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (s) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (t) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time represents the amount that can reasonably be expected to become an actual or matured liability.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, trust or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned by such Person, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, by such Person.
“Taxes” has the meaning set forth in paragraph 3(b).
“Vulture Fund” means any Person (or any affiliate of such Person) that is primarily engaged in, or has as a material part of its business, the purchase of distressed debt or loans at a discount to par, or the acquisition of debt with a view to obtaining control of, or an equity interest in, the obligor thereof.
2.
Other Interpretive Provisions. With reference to this Agreement, unless otherwise specified herein:

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.”

Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references to paragraphs shall be construed to refer to paragraphs of this Agreement, unless expressly specified otherwise, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) the word “or” is not exclusive.

In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

Paragraph headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

3.
Reimbursement Obligation.
(a)
Immediately after the payment by the Bank (or a Correspondent Bank) of any drawing under the Letter of Credit, and by not later than 2:00 p.m., New York, New York time, on the next Business Day immediately following the date of such drawing, each Obligor hereby authorizes the Bank for its own account to draw on the Cash Collateral in an amount equal to the full amount of such drawing, plus interest accruing at the Interest Rate from the date of such drawing (or, if less, the then aggregate amount of Cash Collateral). To the extent of any deficiency, or if the Cash Collateral is otherwise unavailable, the Obligors agree that they shall jointly and severally pay, and shall pay the remaining amount to the Bank immediately on demand in immediately available funds. Such obligation for the Applicant to reimburse the Bank in accordance with Section 1 hereof shall be absolute, unconditional and irrevocable. The Obligors will comply with all governmental exchange regulations now or hereafter applicable to the Letter of Credit or any Instrument or payments related thereto and will pay the Bank, immediately on demand but no later than the next Business Day, such amount as the Bank or Correspondent Bank may be or may have been required to expend on account of such regulations.
(b)
All payments of any amounts due under or in connection with this Agreement shall be made by the Applicant, or by the Guarantor on behalf of the Applicant, to the Bank free and clear of, and without deduction or withholding for, any and all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges of any kind imposed by a governmental authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”) except as legally required or, if any deduction or withholding from any amount payable hereunder or in connection herewith shall be legally required, such amount shall be increased by the Applicant as may be necessary so that after making all required deductions or withholdings of Taxes (including deductions or withholdings applicable to additional amounts payable under this paragraph) the Bank shall receive an amount equal to the amount it would have received had no such deductions or withholdings of Taxes been required; provided that there shall be no such increase with respect to (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (A) imposed as a result of the Bank being organized under the laws of, or having its principal office or its applicable lending office located, in the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) imposed as a result of a present or former connection between the Bank and the jurisdiction imposing such Tax (other than connections arising from the Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Letter of Credit or this Agreement), (ii) any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank under this Agreement pursuant to a law in effect on the date such Bank becomes a party to this Agreement, (iii) any Taxes attributable to a Bank’s failure to deliver any forms reasonably requested by the Applicant or the Guarantor that such Bank is legally eligible to deliver to establish that the Bank is exempt from (or subject to a reduced rate of) U.S. federal withholding Taxes, (iv) any U.S. federal backup withholding Taxes, and (v) any withholding Taxes imposed under FATCA (such Taxes described in clauses (i) through (v), the “Excluded Taxes”).
(c)
If, after the date of this Agreement, any Change in Law shall (a) impose upon, modify or deem applicable any reserve or special deposit requirement, insurance assessment or other requirement against or affecting the Letter of Credit, (b) impose any Tax (other than Excluded Taxes or any Taxes paid by the Applicant pursuant to paragraph 3(b)), or (c) impose or modify any capital requirement, impose any condition upon, supplement to or increase of any kind to the Bank’s or Correspondent Bank’s capital base, and the result of any such event increases the cost or decreases the benefit to the Bank or Correspondent Bank of issuing or maintaining the Letter of Credit, then the Applicant shall pay to the Bank such amounts as are advised by the Bank that are necessary to compensate the Bank or Correspondent Bank for all increased costs and/or decreased benefits attributable to any of the foregoing. A certificate of the Bank setting forth in reasonable detail the basis for and computation of such amounts and delivered to the Applicant shall be conclusive absent manifest error. The Applicant shall pay the Bank the amount shown as due on any such certificate within five (5) Business Days after receipt thereof. Failure or delay on the part of the Bank to demand compensation pursuant to this paragraph shall not constitute a waiver of the Bank’s right to demand such compensation.
(d)
The occurrence of any of the following is an “Event of Default” hereunder:
(i)
any Obligor fails to pay, when and as required to be paid herein, any amount of any Obligations including any interest on any Obligation and any fee or any other amount payable hereunder or under the Security Agreement;
(ii)
any Obligor’s, as applicable, failure to perform or observe the obligations set forth in paragraph 8(a) of this Agreement and paragraphs 5(a), 5(b) and 5(c) of the Security Agreement;
(iii)
any Obligor’s failure to perform or observe any other term or covenant of this Agreement or the Security Agreement, and such default shall continue unremedied for a period of five (5) days after notice from the Bank;
(iv)
any representation or warranty contained in this Agreement, the Security Agreement, or in any related document given now or hereafter by any Obligor in connection herewith shall be proven to have been materially false, erroneous, or misleading when so made or deemed made;
(v)
any guarantee, the Security Agreement or any other document, instrument or agreement purporting to provide the Bank security for the Applicant’s obligations hereunder, shall be challenged or repudiated by any Obligor, or unenforceable for any reason;
(vi)
any Obligor (A) fails to make any payment beyond the applicable grace period, if any, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than the Obligations) having an aggregate principal amount of more than $3,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness beyond the applicable grace period, if any, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, and in each case, the effect of which default or other event causes such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity;
(vii)
Parent or any Obligor (1) makes an assignment for the benefit of creditors, (2) is insolvent or unable generally to pay its debts as they become due, (3) admits in writing such Obligor’s inability to pay its debts as they become due, (4) commences a voluntary case under any applicable bankruptcy, insolvency, reorganization, receivership or other similar law or consents to the appointment of a liquidator, conservator, custodian, receiver, rehabilitator, trustee or other similar official for such Obligor or for any substantial part of its property, (5) files any petition or answer seeking any bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation relating to creditors’ rights, or (6) shall take any action for the purpose of effecting any of the foregoing clauses (1)-(5);
(viii)
an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of any Obligor or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of sixty (60) days or more or an order or decree approving or ordering any of the foregoing shall be entered;
(ix)
the PPA is terminated or no longer in effect; or
(x)
a Change of Control of the Applicant shall have occurred.

Upon the occurrence and during the continuance of an Event of Default, the Bank shall be permitted (i) to use the Cash Collateral to satisfy any and all outstanding Obligations and (ii) immediately terminate this Agreement. Upon the occurrence of an Event of Default pursuant to Section 3(d)(vii) and (vii), the Cash Collateral shall automatically be used to satisfy all outstanding Obligations hereunder.

4.
Commissions and Fees.
(a)
The Applicant shall pay to the Bank fees equal to 1.00% of the then current face amount of the Letter of Credit (the “Fronting Fee”) to be charged on the date of issuance of the Letter of Credit. The Fronting Fee is non-refundable when paid and is fully-earned as of and due and payable on the date of issuance of the Letter of Credit.
(b)
The Applicant shall pay to the Bank an amount equal to 2.00% per annum on the daily face amount of the Letter of Credit (the “L/C Fee”) payable quarterly in arrears on the first day of each fiscal quarter of the Applicant (commencing on the first fiscal quarter beginning after the date of this Agreement), based on the number of days the Letter of Credit is outstanding during such quarter.
5.
Amendment; No Waiver. In the event of any amendment, time extension, change or modification, with the consent of the Applicant, relevant to the Letter of Credit or any Instrument or document called for thereunder, including waiver of noncompliance of any such Instruments or documents with the terms of the Letter of Credit, this Agreement shall be binding upon the Obligors with regard to the Letter of Credit as so amended, changed or modified, and to any action taken by the Bank or any of its correspondents (including any Correspondent Bank) relative thereto. No amendment, change, modification or waiver to which the Bank has consented shall be deemed to mean that the Bank will consent or has consented to any other or subsequent request to amend, change, modify or waive any term of the Letter of Credit or of this Agreement. The Bank shall not be deemed to have waived any of its rights hereunder, unless the Bank shall have signed such waiver in writing. No such waiver, unless expressly stated therein, shall be effective as to any transaction which occurs subsequent to the date of such waiver, nor as to any continuance of a breach after such waiver. The Obligors expressly recognize and acknowledge that, notwithstanding anything to the contrary herein, the Bank does not waive, and in no event shall be deemed to have waived, any applicable common law or statutory rights of setoff or any other right generally available to creditors.
6.
Agreements and Acknowledgments; Indemnification.
(a)
The Obligors assume all risks of the acts or omissions of the parties involved in the Letter of Credit and agree that none of the Bank, the Correspondent Bank, their affiliates or subsidiaries, or any of their officers, directors, employees, representatives or correspondents shall be responsible for:
(i)
failure of any Instrument to bear any reference to the Letter of Credit, or inadequate reference in any Instrument to the Letter of Credit, or failure of documents (other than documents expressly required to be presented under the Letter of Credit) to accompany any Instrument at negotiation, or failure of any person to note the amount of any Instrument, or to surrender or to take up the Letter of Credit or to forward documents apart from Instruments as required by the terms of the Letter of Credit, each of which provisions, if contained in the Letter of Credit itself, may be waived by the Bank or Correspondent Bank;

(ii)
all manner of errors, omissions, interruptions or delays in transmission, or delivery of any messages, by mail, facsimile, telex, cable, telegraph, wireless or other teletransmission or by oral instructions, whether or not they may be in code;
(iii)
any breach of contract between the Applicant, the Guarantor, the Beneficiary, or any other party or any dispute which may be made with respect to the Letter of Credit or funds thereunder by the Beneficiary or other party;
(iv)
the validity, adequacy, sufficiency, or genuineness of any Instrument;
(v)
for all manner of delays, including delays in giving any type of notice;
(vi)
any risk connected with insurance;
(vii)
the solvency, responsibility or relationship to Property, of any party related to a Letter of Credit, including the Applicant or the Beneficiary;
(viii)
any deviation from instructions, default or fraud by any person with regard to a Letter of Credit and any Instrument thereunder;
(ix)
any failure by the Applicant or any other party to a Letter of Credit or the underlying transaction to perform its obligations, including and without limitation, by reason of the exercise of control or restriction by any governmental agency; and
(x)
any consequences arising from factors beyond the control of the Bank or its correspondents (including any Correspondent Bank).

Notwithstanding the foregoing clauses of this Section 6(a), in no event shall the Bank be excused from liability to the Applicant to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Applicant to the extent permitted by applicable law) suffered by the Applicant that are caused by the Bank’s willful misconduct or fraud.

(b)
The Bank shall not be responsible for any act, error, neglect or default, omission, insolvency or failure in business of its correspondents (including any Correspondent Bank).
(c)
The occurrence of any one or more of the contingencies or events referred to in ISP98 or in the preceding clauses of paragraphs 6(a) and (b) shall not affect, impair, or prevent the vesting of any of the Bank’s rights or powers hereunder or the Applicant’s obligation to make payment.
(d)
Any action, inaction or omission on the part of the Bank or any of its correspondents (including the Correspondent Bank) under or in connection with the Letter of Credit or the relevant instruments, documents or Property, shall be binding upon the Applicant and shall not place the Bank or any of its correspondents (including any Correspondent Bank) under any liability to the Applicant. Each Obligor agrees to hold the Bank, each affiliate and subsidiary of the Bank, and the correspondents (including any Correspondent Bank), officers, directors, employees and representatives of any of them indemnified and harmless from and against any and all claims, costs, loss, liability or damage, including reasonable fees of the Bank’s counsel (whether such counsel is employed inhouse or retained from outside) howsoever arising from or in connection with the Letter of Credit, this Agreement or any Obligation, including without limitation, any such claim, cost, loss, liability or damage arising out of any transfer, sale, delivery, surrender or endorsement of any document at any time(s) held by the Bank or any of its affiliates or subsidiaries, or held for the account of any of them by any correspondent (including the Correspondent Banks) of any of them, or arising out of any action for injunctive or other judicial or administrative relief and affecting, directly or indirectly, the Bank, each affiliate and subsidiary of the Bank, and the correspondents (including any Correspondent Bank), officers, directors, employees and representatives of any of them.
(e)
The Bank and its correspondents (including Correspondent Banks) may accept all documents which appear on their face to be in order.
7.
Representations, Warranties & Covenants. Each Obligor represents, warrants and covenants as of the date of this Agreement and as of the date of the issuance of the Letter of Credit:
(a)
each Obligor has the requisite power and authority to execute and deliver this Agreement and the Security Agreement and to perform its obligations hereunder and thereunder; and all such actions (i) have been duly authorized by all necessary corporate actions on such Obligor’s part and (ii) neither now nor hereafter shall contravene or result in a breach of any organizational document of such Obligor, any agreement, document, or instrument binding on such Obligor or its Property, or any law of any governmental authority, where such contravention or breach (other than in the case of any organizational documents) results in a Material Adverse Effect;
(b)
there are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of any Obligor, threatened against any Obligor or its Property (including the Cash Collateral) which could reasonably be expected to result in a Material Adverse Effect to its financial condition or business operations except as disclosed in such documents, certificates and statements furnished to the Bank or Correspondent Banks for use in connection with the transactions contemplated by this Agreement or the Security Agreement or in the public filings of any Obligor;
(c)
each Obligor, its performance under this Agreement and the Security Agreement and each transaction and Obligation underlying each Instrument are and shall remain in compliance with all laws of any governmental authority, including, without limitation, relating to foreign exchange control, sanctions, United States foreign assets control and currency reporting laws and regulations, now or hereafter applicable, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect on the operations, properties or assets of such Obligor;
(d)
neither Obligor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940;
(e)
the Obligors, on a consolidated basis, are Solvent;

(f)
each Obligor is in compliance, and will remain in compliance, with all applicable sanctions laws, anti-money laundering laws (including the USA PATRIOT Act) and anti-corruption laws (including the U.S. Foreign Corrupt Practices Act);
(g)
the Applicant shall not amend the PPA in a way that is adverse to the Bank without acquiring the consent of the Bank, and shall notify the Bank of all amendments to the PPA; and
(h)
each Obligor will satisfy its obligation, or will cause its subsidiaries to satisfy their obligations under Sections 6.01 and 6.02 of the Credit Agreement or, if the Credit Agreement is no longer applicable, the Obligors shall deliver to the Bank:
(i)
as soon as available, and in any event (A) within the time periods prescribed by the rules and regulations of the SEC for the filing of annual reports on Form 10-K (including any automatic extension or grace period available thereunder) or (B) if Parent is no longer subject to filing requirements under the Exchange Act, within one hundred-twenty (120) days after the end of the fiscal year of the Parent (or, in the case of (A) or (B), such later date as may be agreed to by the Bank), a consolidated balance sheet of the Parent and its subsidiaries (if any), as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in partners’ capital and cash flows of Parent and its subsidiaries (if any), for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing or other independent registered public accounting firm approved by the Bank, which report and opinion (i) shall be prepared in accordance with generally accepted auditing standards and (ii) shall not be subject to any “going concern” explanatory paragraph or like qualification or any qualification or exception as to the scope of such audit (except as may be required as a result of (x) the impending maturity of any indebtedness, or (y) changes in accounting principles or practices reflecting changes in GAAP and required or approved by Parent’s independent registered public accounting firm);
(ii)
as soon as available, and in any event (A) within the time periods prescribed by the rules and regulations of the SEC for the filing of annual reports on Form 10-Q (including any automatic extension or grace period available thereunder) or (B) if Parent is no longer subject to filing requirements under the Exchange Act, within forty-five (45) days after the end of each fiscal quarter of each fiscal year of Parent (or, in the case of (A) or (B), such later date as may be agreed to by the Bank), a consolidated balance sheet of the Parent and its subsidiaries (if any), as at the end of such fiscal quarter, and the related consolidated statements of income or operations of the Parent and its subsidiaries (if any), as applicable, for such fiscal quarter and for the portion of the fiscal year then ended, and consolidated statements of cash flows of the Parent and its subsidiaries (if any), for the portion of the fiscal year then ended, all in reasonable detail and, certified by an executive-level officer of the Parent as fairly presenting in all material respects the financial position, results of operations and cash flows of the Parent and its subsidiaries, as applicable, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(iii)
promptly (and in any event within five (5) business days) after the receipt thereof, copies of all financial statements, reports and other material information and other material correspondence sent to or received by Parent or the Obligors, including, without limitation, notices of default, and any notice containing any reference to misconduct of the Obligors or any of its subsidiaries;
(iv)
promptly, and in any event within five (5) Business Days after any written request therefor by the Bank, copies of any management letters or written recommendations by independent accountants in connection with the accounts or books of any audit of Parent or any of its subsidiaries; and
(v)
promptly, and in any event within five (5) Business Days after receipt thereof by Parent or any subsidiary, copies of each written notice or other written correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or inquiry by such agency regarding financial or other operational results of the Parent or any of its subsidiaries.
8.
Obligations Absolute, Due and Payable.
(a)
If at any time the amount of Cash Collateral held by the Bank is less than 102% of the face amount of the undrawn Letter of Credit (the “Full Collateral Amount”), the Applicant, or the Guarantor on the Applicant’s behalf, shall, within three (3) Business Days of written notice from the Bank, deposit additional cash with the Bank sufficient for the Cash Collateral to be at least equal to the Full Collateral Amount.
(b)
The Bank reserves the right to declare any and all Obligations and obligations and liabilities of the Obligors to the Bank, whether now existing or hereafter incurred (including the future obligation to pay hereunder), to be due and payable forthwith, without presentment, protest, demand or further notice of any kind, all of which are hereby expressly waived by each Obligor. Each Obligor must execute a security agreement to provide the Bank a first-ranking priority security interest in and to the Cash Collateral (the “Security Agreement”).
9.
Conditions Precedent. The effectiveness of this Agreement and the issuance of the Letter of Credit shall in any event be subject to the following conditions:
(a)
This Agreement and the Security Agreement shall have been duly authorized, executed by each Obligor and delivered to the Bank.
(b)
The Applicant, or the Guarantor on the Applicant’s behalf, shall pay to the Bank an amount equal to the Full Collateral Amount, which funds shall be held by the Bank as collateral for the Obligations and then, if applicable, applied by the Bank to reimburse the Bank for all drawings under the Letter of Credit.

(c)
The Bank shall have received each of the following in form and substance reasonably satisfactory to the Bank:
(i)
A copy of each Obligor’s certificate of formation and operating agreement, certified by a duly authorized officer of such Obligor, as being in full force and effect.
(ii)
A copy of the board resolutions (or other evidence of authority) of: (A) the Applicant, authorizing it to execute, deliver and perform this Agreement, and to request the issuance of the Letter of Credit by a Correspondent Bank on behalf of the Bank pursuant to the terms hereof; and (B) the Guarantor, authorizing it to execute, deliver and perform its obligations under this Agreement.
(iii)
A certificate of an authorized officer of each Obligor as to the incumbency of the person or persons who are authorized on such company’s behalf to execute and deliver this Agreement (and to give instructions to the Bank in connection herewith) and containing a specimen of the signature of each such person(s).
(iv)
A certificate of the chief executive officer or equivalent of the Guarantor that the Obligors, on a consolidated basis, are Solvent.
(d)
A legal opinion of Vinson & Elkins, LLP, counsel to the Obligors, dated as of the date hereof and addressed to the Bank, covering such matters relating to the Obligors, this Agreement and the Security Agreement as the Bank shall request.
(e)
A waiver and consent to the Credit Agreement, substantially in the form and substance reasonably satisfactory to the Bank.
(f)
The Bank shall have received payment of the L/C Fee.
(g)
This Agreement shall not contravene or violate the terms of the Credit Agreement (after giving effect to that certain Consent, Waiver and First Amendment to Term Loan Agreement, dated as of October 7, 2026) or the PPA.
(h)
The Bank has received evidence of an equity contribution made by the Guarantor to the Applicant in the aggregate amount equal to $60 million.
10.
Continuing Rights and Obligations. The Bank’s rights hereunder shall continue unimpaired, and each Obligor shall be and remain obligated in accordance with the terms and provisions hereof, notwithstanding the release and/or substitution of any cash or Property which may be held as security hereunder at any time(s), or of any rights or interests therein. No delay, extension of time, renewal, compromise or other indulgence which may occur or be granted by the Bank shall impair the Bank’s rights or powers hereunder.
11.
Instructions; No Liability. Instructions (whether oral, or by telephone, facsimile, electronic or other means) may be honored by the Bank when received from anyone purporting to be authorized to give such instructions, and the Bank shall have no obligation to independently verify the due authorization or accuracy of any such instructions. The Bank shall have no responsibility to notify the Obligors of any discrepancies. The Bank shall be fully protected in, and shall incur no liability to the Obligors for, it or its correspondents (including Correspondent Banks) acting upon any oral, telephone, facsimile or other instruction it shall believe to have been given by any authorized person. The Bank and its correspondents (including Correspondent Banks) also may, at its option, refuse to act on any oral, telephone, facsimile or other instruction or any part thereof, without incurring any responsibility for any claim, cost, loss, liability or damage arising out of such refusal.
12.
Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, and, to the extent applicable, the Bank shall have the rights and remedies of a secured party under applicable law. The Letter of Credit shall be governed by and construed in accordance with the laws of the State of New York and shall be subject to the ISP98 then in effect, which ISP98 will control in the event of any conflict with state laws. If any provision hereof is for any reason held to be unenforceable under any law, such illegality or invalidity shall not affect any other provisions hereof, each of which shall be construed and enforced as if such unenforceable provision were not contained herein.
13.
Jurisdiction; Venue; Waiver of Jury Trial. Each Obligor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State or Federal Court of the United States of America sitting in New York County, whether trial or appellate, in any action or proceeding arising out of, or relating to, this Agreement, or for recognition or enforcement of any judgment in respect thereof, and each Obligor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal Court and consents that any such action or proceeding may be brought in such courts and waives to the fullest extent permitted by law any objection or claim that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. Each Obligor hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

Each of the parties hereto hereby knowingly, voluntarily and intentionally waives the right any of them may have to a trial by jury in respect of any litigation based on, or arising out of, under or in connection with, this agreement, the letter of credit, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party relating hereto or thereto. This provision is a material inducement for the parties to enter into this agreement.

14.
Continuing Agreement, Termination, No Waiver, Assignment, Severability. Each Obligor hereby acknowledges and agrees that this Agreement is a continuing contract, the terms and conditions of which shall apply with full force and effect to the Letter of Credit until the Discharge Date, and to all of such Obligor’s obligations under the Letter of Credit; provided, the Bank shall have the sole discretion to renew or extend this Agreement or the Letter of Credit. Any amendment to this Agreement or to the Letter of Credit shall be made only by a writing signed by both parties hereto. In addition to its rights hereunder, the Bank shall have all of the rights, privileges, powers and remedies provided by law. The Bank may delay enforcing its rights without losing them. Any waiver of a right by the Bank shall be in writing and shall not be deemed to be a waiver of any other rights or of the same right at another time. This Agreement and the Security Agreement may not be assigned by either Obligor without the prior written consent of the Bank. The Bank may not assign or sell participations in all or any part of the Letter of Credit or this Agreement or the Security Agreement without the prior written consent of the Applicant; provided that (a) such consent of the Applicant shall not be unreasonably withheld, conditioned or delayed except in the case of assignment or selling participations to a Vulture Fund, in which case such consent shall be in the sole discretion of the Applicant and (b) no such consent shall be required (i) for an assignment or selling participations to Affiliates of the Bank or (ii) if an Event of Default under Sections 3(d)(i), 3(d)(vii) or 3(d)(viii) has occurred and is continuing. Each Obligor hereby consents to the dissemination of Letter of Credit information relating to such Obligor in connection with any proposed participations by the Bank of any of the rights and obligations hereunder. Should any clause, term or provision of this Agreement or the Security Agreement be held by a court of competent jurisdiction to be illegal, or in conflict with any law, or inapplicable to the Letter of Credit, the validity and applicability of the remaining clauses, terms and provisions shall not be affected thereby.
15.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors, assigns, licensees and any successors by merger, consolidation or other reorganization, without limitation.
16.
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
17.
Entire Agreement. This Agreement and the Security Agreement, together with the Letter of Credit, contain the entire agreement between the parties and supersede all prior and contemporaneous agreements or understandings whether written or oral.
18.
Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
19.
Set-Off. The Obligors expressly acknowledge that Bank shall have the right of set-off against, and is hereby granted a security interest in, any property of the Obligors or in which such Obligor has an interest, that is now or hereafter in the possession of or on deposit with, or in transit to, the Bank.
20.
Guaranty.
(a)
The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment and performance when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of the Applicant now or hereafter existing under or in respect of this Agreement (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Bank in enforcing any rights under this Agreement. Without limiting the generality of the foregoing, the Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Applicant under or in respect of this Agreement or the Letter of Credit but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Applicant.
(b)
The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms hereof, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Bank with respect thereto. The obligations of the Guarantor under or in respect of this Agreement are independent of the Guaranteed Obligations or any other Obligations of the Applicant under or in respect of this Agreement, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Section 20, irrespective of whether any action is brought against the Applicant or whether the Applicant is joined in any such action or actions. The liability of the Guarantor under this Agreement shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
(i)
any lack of validity or enforceability of this Agreement or any agreement or instrument relating thereto;
(ii)
any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of the Applicant under or in respect of this Agreement, or any other amendment or waiver of or any consent to departure from this Agreement or the Letter of Credit, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Applicant or any of its subsidiaries or otherwise;
(iii)
any change, restructuring or termination of the corporate structure or existence of the Applicant or any of its subsidiaries;
(iv)
any failure of the Bank to disclose to the Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Applicant now or hereafter known to the Bank (the Guarantor waiving any duty on the part of the Bank to disclose such information);
(v)
the failure of any other person or entity to execute or deliver any other guaranty or agreement or the release or reduction of liability of any other guarantor or surety with respect to the Guaranteed Obligations; or
(vi)
any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Bank that might otherwise constitute a defense available to, or a discharge of, the Applicant or any other guarantor or surety.
(c)
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Bank or any other person or entity upon the insolvency, bankruptcy or reorganization of the Applicant or otherwise, all as though such payment had not been made.
(d)
The Guarantor hereby unconditionally and irrevocably waives:
(i)
promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that the Bank protect, secure, perfect or insure any lien on any property subject thereto or exhaust any right or take any action against the Applicant or any other person or entity or any collateral,
(ii)
any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future,
(iii)
any defense arising by reason of any claim or defense based upon an election of remedies by the Bank that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against the Applicant, any other guarantor or any other person or entity or any collateral,
(iv)
any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Guarantor hereunder, and
(v)
any duty on the part of the Bank to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Applicant or any of its subsidiaries now or hereafter known by the Bank.
(e)
The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waivers set forth in Section 20(b) and Section 20(d) are knowingly made in contemplation of such benefits.
(f)
The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Applicant that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Bank against the Applicant or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Applicant, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Letter of Credit issued by the Correspondent Bank on behalf of the Bank under this Agreement shall have expired or been terminated.
(g)
This Guaranty is a continuing guaranty and shall remain in full force and effect until the Discharge Date.
21.
Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or sent by electronic mail as follows:
(a)
If to the Applicant or the Guarantor:

200 N. Loraine, Suite 1324
Midland, TX 79701
Attention: Charles Nelson
E-mail: [***]

with a copy to (which shall not constitute notice):

Vinson & Elkins LLP
The Grace Building
1114 Avenue of the Americas, 32nd Floor
New York, New York 10036
Attention: Melissa Raciti-Knapp
Email: [***]

(b)
If to the Bank:

MACQUARIE BANK LIMITED Representative Office
660 Fifth Avenue
New York, NY 10013
Attention: SAF Transaction & Account Management; Joshua Stevens
Email: [***]

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Paul Bonewitz
E-mail: [***]

IN WITNESS WHEREOF, the Bank and each Obligor have executed this Agreement as of the day and year first above written.

TEXAS CRITICAL DATA CENTERS LLC By: /s/ Charles Nelson Name: Charles Nelson Title: CEO TCDC POWERCO LLC By: /s/ Charles Nelson Name: Charles Nelson Title: CEO	MACQUARIE BANK LIMITED By: /s/ Kristen Adler Name: Kristen Adler Title: Division Director By: /s/ Robert Julian Name: Robert Julian Title: Division Director

[MASTER LETTER OF CREDIT REIMBURSEMENT AGREEMENT]